mPHASE TECHNOLOGIES, INC.
587 CONNECTICUT AVENUE
NORWALK, CONNECTICUT 06854-1711

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, DECEMBER 9, 2003

The Annual Shareholders Meeting of mPhase Technologies, Inc. will be held at our offices at 587 Connecticut Avenue, Norwalk, CT 06854, on December 9, 2003, at 10:00 a.m. local time, for the purpose of considering and voting upon:

(1)	A proposal to elect seven (7) Directors to hold office until our next Annual Meeting.

(2)	A proposal to ratify the appointment of Rosenberg Rich Baker Berman & Company, as the independent accountants for our 2004 fiscal year.

(3)	Such other business as may properly come before the meeting and any adjournment thereof.

The above items are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on November 5, 2003 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. A list of stockholders as of the record date will be available for inspection by stockholders at our corporate headquarters during business hours for a period of 10 days before the meeting.

By Order of the Board of Directors
Gustave T. Dotoli
Corporate Secretary

November 9, 2003

IMPORTANT

Whether or not you expect to be present at the meeting, PLEASE FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY as promptly as possible in order to save us further solicitation expense. Shareholders of record attending the meeting may revoke their proxies at that time and personally vote all matters under consideration. There is an addressed envelope enclosed with the Proxy for which no postage is required if mailed in the United States.

mPHASE TECHNOLOGIES, INC.

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 9, 2003

This Proxy Statement is furnished to the shareholders of mPhase Technologies, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders and at any adjournments thereof. The Annual Meeting will be held at our offices at 587 Connecticut Avenue, Norwalk, CT 06854, at 10:00 a.m. Eastern Time on Tuesday, December 9, 2003.

The approximate date on which this Proxy Statement and the accompanying Proxy Card are first being sent or given to shareholders is November 9, 2003.

VOTING

General

The securities that may be voted at the Annual Meeting consist of our common stock, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of our shares who are entitled to notice of and to vote at the Annual Meeting is November 5, 2003. On the record date, 72,086,186 shares were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our shares is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes shall be counted for purposes of determining a quorum, but not have the effect of votes for or against any proposal. Therefore, abstentions and broker non-votes will not affect the outcome of such matter. At a meeting where a quorum is present, on the proposal for the election of directors, nominees who receive a plurality of the votes cast will be elected to serve until the next Annual Meeting of Shareholders, and on each other proposal, the affirmative vote of a majority of the shares represented at the Annual Meeting will be required to approve each of the proposals detailed herein.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” means the votes that could have been cast on the matter in question if the brokers had received their customers’ instructions, and as to which the broker has notified us on a Proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority.

Voting by Proxy

Shares represented by properly executed proxies received at or before the Annual Meeting that have not been revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Shares represented by properly executed proxies for which no instruction is given will be voted “FOR” approval of the proposals described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. Our shareholders are requested to complete, sign, date and promptly return the enclosed Proxy Card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy at any time before it is voted by signing and returning a later- dated proxy with respect to the same shares, by filing with our corporate secretary, a written revocation bearing a later date or by attending and voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not in and of itself revoke a proxy.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

PROPOSAL I

ELECTION OF DIRECTORS

The Board has nominated seven (7) incumbent directors for re-election: Necdet F. Ergul, Ronald A. Durando, Gustave T. Dotoli, David Klimek, Anthony Guerino, Abraham Biderman and Michael McInerney.

Each of the incumbent director nominees has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. Proxies not marked to the contrary will be voted “FOR” the election to the Board of each nominee. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the current directors.

Nominees

The Board of Directors recommends that you vote FOR all of the following nominees:

Name	Age	Position(s)

Necdet F. Ergul	80	Chairman of the Board of Directors
Ronald A. Durando	46	Chief Executive Officer and Director
Gustave T. Dotoli (2)	68	Chief Operating Officer and Director
David Klimek	50	Chief Technology Officer and Director
Michael McInerney	48	Director
Anthony H. Guerino (1)(2)	58	Director
Abraham Biderman (1)(2)	55	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

The following is biographical information about each of the nominees.

Necdet F. Ergul has served as our Chairman of the Board of Directors since October 1996 with the exception of a three-month period in 2000 when he temporarily resigned. Mr. Ergul also currently serves as the Chairman of the Board of Directors, President and Chief Executive Officer of Microphase Corporation, a leading developer of military electronic defense and telecommunications technology, which he founded in 1955. In addition to his management responsibilities at Microphase, he is active in engineering design and related research and development. Mr. Ergul holds a Masters Degree in Electrical Engineering from the Polytechnic Institute of Brooklyn, New York.

Ronald A. Durando is a co-founder of mPhase Technologies, Inc. and has served as the Company’s President, Chief Executive Officer and Director since its inception in October 1996. Since 1994, Mr. Durando has been an officer of Microphase Corporation. From 1986 to 1994, Mr. Durando was President and Chief Executive Officer of Nutley Securities, Inc., a registered broker-dealer. In addition, Mr. Durando is also Chairman of the Board of Janifast Ltd., a Hong Kong company that does manufacturing in Hong Kong and China. Mr. Durando is also President and Director of PacketPort.com, Inc.

Gustave T. Dotoli has served as our Chief Operating Officer since October 1996. Prior to joining us, Mr. Dotoli was President and CEO of State Industrial Safety, Inc. from 1986-1996. In addition, Mr. Dotoli currently serves as the Vice President of Corporate Development of Microphase Corporation. He is formerly the President and Chief Executive Officer of the following corporations: Imperial Electro-Plating, Inc., World

Imports USA, Industrial Chemical Supply, Inc., SISCO Beverage, Inc. and Met Pack, Inc. Mr. Dotoli holds a B.S. in Industrial Engineering from Fairleigh Dickinson University.

David Klimek is a co-founder of mPhase Technologies, Inc. and has served as our Chief Technology Officer since June 1997 and as Director of Engineering since its inception in October 1996. From 1990-1996, Mr. Klimek owned and operated Mashiyach Design, Inc., an engineering consulting firm. He has more than 18 years of technical engineering and design expertise and presently holds 14 individual or co-authored U.S. patents. From 1982 to 1990, Mr. Klimek was the R&D manager of Digital Controls, Inc. Mr. Klimek holds a B.S. in Electrical Engineering from Milwaukee School of Engineering, Milwaukee, Wisconsin.

Michael P. McInerney is President of Lintel, Inc. subsidiaries; Hart Telephone Company, a 10,000-line local exchange carrier in Northeast Georgia, Hart Communications, a telecommunications company, Hart Cable, a cable television company and Diversified Golf. Mr. McInerney was Executive Vice President of Lintel, Inc. from 1994 until he became President in 2001. From 1991 to 1994, Mr. McInerney was Executive Director of Standard Telephone Company. In the period from 1980-1991, Mr.McInerney was a regional manager, state manager and an account executive with AT&T. Mr. McInerney earned a Masters of Business Administration degree at Winthrop College and a B.S. degree at the University of Vermont.

Anthony H. Guerino has been a member of the Board since February 23, 2000. Since December 1997, Mr. Guerino has been an attorney in private practice in New Jersey. Prior thereto, Mr. Guerino served as a judge of the Newark Municipal Courts for over twenty (20) years, periodically sitting in the Essex County Central Judicial Processing Court at the Essex County Courthouse. Mr. Guerino has been a chairperson for and member of several judicial committees and associations in New Jersey, and has been an instructor for the Seton Hall School of Law’s Trial Moot Court Program.

Abraham Biderman has been a member of the Board since August 3, 2000. Since 1990, Mr. Biderman has been employed by Lipper & Co. as Executive Vice President; Executive Vice President, Secretary and Treasurer of the Lipper Funds; and Co-Manager of Lipper Convertibles, L.P. Prior to joining Lipper & Co. in 1990, Mr. Biderman was Commissioner of the New York City Department of Housing, Preservation and Development from 1988 to 1989 and Commissioner of the New York City Department of Finance from 1986 to 1987. He was Chairman of the New York City Retirement System from 1986 to 1989. Mr Biderman was Special Advisor to former Mayor Edward I. Koch from 1985 to 1986 and assistant to former Deputy Mayor Kenneth Lipper from 1983 to 1985. Mr. Biderman is a Director of the Municipal Assistance Corporation for the City of New York. Mr. Biderman graduated from Brooklyn College and is a certified public accountant.

The Board of Directors and Committees

During fiscal year ended June 30, 2003, the Board of Directors held 1 meeting. Each director attended at least 75% of the combined number of meetings of the Board and Board committees of which he was a member.

The Board of Directors created an Audit and Compensation Committee on February 23, 2000. The Audit Committee during fiscal 2003 was comprised of Messrs. Biderman and Guerino who meet the independence criteria established by the National Association of Securities Dealers, Inc. The report of the Audit Committee describes the scope of authority of the committee and may be found herein.

The Board of Directors also has a Compensation Committee. As more fully described in the Report of the Compensation Committee set forth on page 8 of this Proxy Statement, the Compensation Committee is responsible for our management and employee compensation. Specifically, the Compensation Committee determines the adequacy of management and employee compensation including the administration of our 2001 Long-Term Stock Incentive Plan. The Compensation Committee is presently comprised of Messrs. Dotoli, Biderman and Guerino.

Director Compensation

For their attendance of Board and Committee meetings, we compensate the Directors with an annual stipend and stock options granted under our Stock Incentive Plan, which grants are included in the table “Security Ownership of Certain Beneficial Owners and Management” and the notes thereto.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2003 were Messrs. Dotoli, Biderman and Guerino. Mr. Dotoli is our Chief Operating Officer. Neither Messrs. Biderman nor Guerino has been one of our officers or employees. None of our directors or executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire Board of Directors) of another entity during fiscal 2003 that has a director or executive officer serving on our Board of Directors except that Mr. Dotoli is also a member of the Board of Directors of PacketPort.com, Inc., a company in which Mr. Durando serves as Chief Executive Officer.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our committee has reviewed in accordance with recent revisions to the law pursuant to the Sarbanes-Oxley Act our Form 10-K, covering the fiscal year of the company ending June 30, 2003.

In fulfilling our oversight responsibilities, we will with our independent accountants who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. We also have discussed with the independent accountants their independence from management, including the matters in the written disclosures from the independent accountants required by the Independence Standards Board. We further considered whether the provision by the independent accountants of the non-audit services described elsewhere in this Proxy statement is compatible with maintaining their independence. Finally, we recommended, and the Board of Directors approved, the selection of Rosenberg Rich Baker Berman & Company, as our independent accountants for 2004.

We have also discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. We meet with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of financial reporting.

Anthony Guerino
Abraham Biderman

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

We have engaged Rosenberg Rich Baker Berman & Company, certified public accountants having offices in Bridgewater, New Jersey, as our independent auditors for the fiscal year ending June 30, 2004. Rosenberg Rich Baker Berman & Company has audited our financial statements for the year ended June 30, 2003. It is anticipated that representatives of such firm will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees. Fees for the audit for the fiscal year ended June 30, 2003 and the reviews of Forms 10-Q for such fiscal year amounted to $36,735.

Fees for Financial Information Systems Design and Implementation. None.

All other fees. None

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF ROSENBERG RICH BAKER BERMAN & COMPANY, AS THE EXTERNAL AUDITORS FOR US FOR THE FISCAL YEAR ENDING JUNE 30, 2004. THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED TO RATIFY THE APPOINTMENT OF THE AUDITORS. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” RATIFICATION OF ROSENBERG RICH BAKER BERMAN & COMPANY.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 30, 2003 and, based upon 72,086,186 shares outstanding on October 27, 2003, certain information regarding the beneficial ownership of our shares:

by each person that is known by us to be the beneficial owner of more than five percent (5%) of its outstanding common stock;

each of our directors;

by each executive officer named in the Summary Compensation Table; and

by all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage Ownership of Common Stock Outstanding (2)

Necdet F. Ergul (7) (10)	16,477,451	21.0%
Ronald A. Durando (3) (7) (8)	15,584,548	19.9%
Gustave T. Dotoli (7) (8) (11)	4,596,100	6.1%
J. Lee Barton (4) (6) (7) (9)	3,589,000	5.0%
David Klimek (7) (8)	715,000	1.0%
Lintel, Inc. (6)	4,114,219	5.7%
Abraham Biderman (5) (7)	312,733	*
Anthony Guerino (7)	302,500	*
Martin Smiley	3,841,050	5.2%
Michael McInerney (7)	168,900	*
All executive officers and directors as a group (8) (eight people)	49,701,501	53.1%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is 587 Connecticut Avenue, Norwalk, Connecticut 06854-1711.
(2)
Unless otherwise indicated, mPhase believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company shares beneficially owned by them. The percentage for each beneficial owner listed above is based on 71,628,182 shares outstanding on August 11, 2003, and, with respect to each such person holding options or warrants to purchase shares that are exercisable within 60 days after August 11, 2003, the number of options and warrants are deemed to be outstanding and beneficially owned by the person for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownersnhip of any other person.

The number of shares indicated in the table include the following number of shares issuable upon the exercise of warrants or options:

Nedcet F. Ergul	6,541,250
Ronald A. Durando	6,142,067
Gustave Dotoli	3,513,067
J. Lee Barton	295,000
David Klimek	322,500
Martin Smiley	2,443,007
Lintel, Inc.	*
Abraham Biderman	307,500
Anthony Guerino	302,500
Michael McInerney	155,500
(3)
Includes 1,396,148 shares held by Durando Investment LLC, which Mr. Durando controls and 7,350,000 shares and 1,200,000 warrants held by Janifast and 230,000 shares owned by Karen and Ronald Durando Foundation; and 95,000 shares owned by Durando Charitable Remainder Trust.

(4)	Includes 100,000 shares owned by Kim Barton, his wife and 100,000 shares owned by Betty Barton, his mother.
(5)	Includes 5,233 shares of common stock, options and warrants for 272,500 shares of common stock. Does not include 1,103,225 shares held by Lipper & Co., where Mr. Biderman is a director.
(6)	The address for Lintel, Inc. and J. Lee Barton, the Chief Executive Officer of Lintel, Inc. is 196 North Forest Avenue, P.O. Box 388, Hartwell, GA 30643.
(7)	Includes options for 25,000 shares of common stock received as compensation for participation on the Board of Directors.
(8)	Certain contingent options triggered by change of control held by Messrs. Durando, Dotoli and Klimek have expired as part of expiration of their respective employment contracts.
(9)	Mr. Michael P. McInerney, President of Lintel, Inc. subsidiaries, was appointed to the Board at the Annual Shareholders Meeting.
(10)
Includes 200,000 shares owned by Berrin Snyder, his daughter and 150,00 owned by Eda Peterson, his daughter. Also includes 8,224,667 shares and 3,200,000 warrants owned by Microphase Corporation, a company in which Mr. Ergul is the President and Chief Executive Officer.

(11)	Includes 195,000 shares owned by Patricia and Gustave Dotoli Foundation; and 30,000 shares owned by Dotoli Charitable Remainder Trust.

EXECUTIVE COMPENSATION

Our executive officers, directors and other significant employees and their ages and positions as of June 30, 2003 are as follows:

Name of Individual	Age	Position with the Company and Subsidiaries

Nedcet Ergul	80	Chairman of the Board of Directors
Ronald A. Durando	46	Chief Executive Officer
Gustave T. Dotoli (2)	68	Chief Operating Officer
David Klimek	50	Chief Technology Officer
Anthony Guerino (1)(2)	58	Director
Abraham Biderman (1)(2)	55	Director
Martin Smiley	55	Chief Financial Officer and General Counsel
Michael McInerney	48	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee

The following table sets forth, for the fiscal year ended June 30, 2003 and the two previous fiscal years, the compensation paid by us to, as well as any other compensation paid to or earned by,

—	our Chief Executive Officer;

—
our four most highly compensated executive officers, other than the Chief Executive Officer, whose compensation during the fiscal year ended June 30, 2003 was greater than $100,000 for services rendered to us in all capacities during such year.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long Term Compensation Awards

Name of Individual & Principal Position	Year	Salary	Bonus	Restricted Stock Award(s) (Shares)	Underlying Options/SARS (Shares)

Ronald A. Durando (1)(2)	2003	$234,504	—	—	450,000
Chief Executive Officer	2002	388,504	—	—	1,850,000
President	2001	395,004	—		1,225,000

Gustave T. Dotoli (2)	2003	193,254	—	—	350,000
Chief Operating Officer	2002	313,504	—		1,225,000
	2001	342,917			860,000

David Klimek (2)	2003	90,958	—	—	75,000
Chief Technology Officer	2002	106,606	—	—	162,500
	2001	175,577		—	110,000

Martin Smiley (2)	2003	109,583	—	—	200,000
Executive Vice President,	2002	158,712	—	—	540,000
Chief Financial Officer,	2001	163,435			670,000
General Counsel

(1)	Includes $7,500 annual stipend as a director for fiscal years ended June 30, 2001 and June 30, 2002.
(2)	Does not include 1,395,400 and 1,096,400 warrants to Messrs. Durando and Dotoli, respectively, to cancel previously unpaid compensation.

No individual named above received pre-requisites or non-cash compensation during the years indicated which exceeded the lesser of $50,000 or an amount equal to 10% of such person’s salary. No other executive officer received compensation and bonuses that exceeded $100,000 during any year.

Stock Options

The following table sets forth certain information concerning individual issues of options made during the year ended June 30, 2003 to our executive officers named in the summary compensation table above. For the fiscal year ended June 30, 2003, we granted options to acquire up to an aggregate of 1,615,000 shares to employees and directors.

OPTION GRANTS IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)

	Number of Securities Underlying Option/SARS Granted (#)	% of Total Options Granted in Employees in Fiscal 2000	Weighted Average Exercise or Base Price ($/Share)	Weighted Average Market Price on Date of Grant		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for 5 Year Option Term
Name					Expiration Date	0%	5%	10%

Ronald A. Durando	450,000	27.9%	$.40	$.31	2008	$0	$0	$44,665
Gustave T. Dotoli	350,000	21.7%	$.40	$.31	2008	$0	$0	$34,740
David Klimek	75,000	4.6%	$.40	$.31	2008	$0	$0	$7,445
Martin Smiley	200,000	12.4%	$.40	$.31	2008	$0	$0	$19,850

The following table sets forth information with respect to the number and value of outstanding options held by our executive officers named in the Summary Compensation Table above at June 30, 2003. No options were exercised during the fiscal year ended June 30, 2003. The value of unexercised in-the-money options is based upon the difference between closing price of our shares on June 30, 2003 and the exercise price of the options.

FISCAL YEAR-END OPTION VALUES

	Shares Acquired On	Value	Number of at Fiscal Year-End (#)		Value of Unexercised In-the- Money Options At Fiscal Year-End ($)
Name	Exercise (#)	Realized $(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Ronald A. Durando	—	—	4,225,000	—	$59,000	—
Gustave T. Dotoli	—	—	2,860,000	—	$39,000	—
David Klimek	—	—	547,500	—	$4,650	—
Martin Smiley	—	—	1,285,000	—	$18,400	—

(1)	Includes compensatory warrants granted during the year ended June 30, 2003.

Compensation Committee Report On Executive Compensation

As indicated above, our Compensation Committee consists of Messrs. Dotoli, Biderman and Guerino. The committee determines all compensation paid or awarded to our executive officers and approves our overall compensation policies.

The committee’s goals are to attract and retain an executive management team that is capable of taking full advantage of our opportunities, and to provide incentives for outstanding performance. In arriving at an initial compensation offer to an individual, the committee considers determinants of the individual’s market value, including experience, education, accomplishments and reputation, as well as the level of responsibility to be assumed, in relation to the market value of such qualifications and industry standards. When determining subsequent adjustments to an individual’s compensation package, the committee also evaluates the importance to stockholders of that person’s continued service. This is a judgment process, exercised by the committee with the advice of our management and a compensation consultant.

The executive officers’ compensation structure consists of: (i) base salary, (ii) cash bonus and (iii) stock options.

Base Salary.     Each individual’s base salary is determined by the committee after considering a variety of factors that make up our market value and prospective value, including the knowledge, experience and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The committee may change the salary of an individual on the basis of its judgment for any reason, including our performance or the performance of the individual, changes in responsibility, and changes in the market for executives with similar credentials. Salaries for 2003 were set based on the above factors and after review of industry comparables and discussion with a leading compensation consultant.

Cash Bonus.     Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the committee with advice from our management, based upon the committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by our management and the committee.

Stock Options.     Stock options are prospective incentives, aimed at keeping and motivating key people by letting them share in the value they create for stockholders. They are awarded at times deemed appropriate by the committee in amounts calculated to secure the full attention and best efforts of executives on whose future performance our success will depend.

PERFORMANCE GRAPH

The following graph compares the performance of the NASDAQ Composite Index (the “CCMP”) and the Russell 2000 Index (the “RTY”) against that of the Company’s Common Stock from June 6, 1997 to June 30, 2003. The comparison assumes $100 was invested on June 3, 1997 (date our shares first became publicly traded) in our shares and in each of the foregoing indices and assumes no dividends.

Compliance With Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to provide us with copies of such reports. mPhase has reviewed the report copies filed in 2002 and based also on written representations from its directors and executive officers, the Company believes that there was compliance with Section 16 (a) filing requirements for 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

mPhase’s President, Chairman of the Board and Chief Operating Officer of the Company are also employees of Microphase. On May 1, 1997, the Company entered into an agreement with Microphase, whereby it will use office space as well as the administrative services of Microphase, including the use of accounting personnel. This agreement was for $5,000 per month and was on a month-to-month basis. In July 1998, the office space agreement was revised to $10,000 and in January 2000 to $11,050 per month. Additionally, in July 1998, mPhase entered into an agreement with Microphase, whereby mPhase reimburses Microphase $40,000 per month for technical research and development assistance. Such agreement was amended as of January 1, 2002 to reduce such payment to $20,000 per month. Microphase also charges fees for specific projects on a project-by-project basis. During the years ended June 30, 2001, 2002 and 2003 and for the period from inception (October 2, 1996) to June 30, 2003, $2,128,983, $1,212,594, $648,102 and $7,224,526, respectively, have been charged to expense or inventory under these Agreements. Management believes that amounts charged to the Company by Microphase are commensurate to amounts that would be incurred if outside third parties were used.

The Company is obligated to pay a 3% royalty to Microphase on revenues from its proprietary Traverser™ Digital Video and Data Delivery System and DSL component products. During the year ended June 30, 2001, 2002 and 2003, mPhase recorded royalties to Microphase totaling $297,793, $78,762 and $47,304, respectively. Pursuant to a debt conversion agreement between the Company and Microphase for the year ended June 30, 2001, Microphase received 1,278,000 shares of mPhase common stock. For the year ended June 30, 2002, in consideration for a direct investment of $100,000 and pursuant to debt conversion agreements, Microphase received 2,900,000 shares of mPhase common stock and 2,200,000 warrants to purchase mPhase common stock.

During the fiscal year ended June 30, 2003 Microphase received 4,033,333 shares of common stock plus 1,000,000 five year warrants to purchase shares of common stock of mPhase at $.30 per share in exchange for the cancellation of accounts payable totalling $920,000. As of June 30, 2002, the Company had $92,405 included in other liabilities — related parties in as set forth in our consolidated balance sheets in Form 10-K and as of June 30, 2003, $360,000 in notes payable — related parties. Additionally, at June 30, 2003, approximately $142,000 of undelivered purchase orders remain outstanding with Microphase.

Pursuant to a debt conversion agreement between the Company and Janifast, for the year ended June 30, 2001, Janifast received 1,200,000 shares of the Company’s common stock. For the year ended June 30, 2002 pursuant to debt conversion agreements, Janifast received 3,450,000 shares of mPhase common stock and 1,200,000 warrants to purchase mPhase common stock. During the year ended June 30, 2003 Janifast Ltd. was issued 1,500,000 shares of mPhase common stock in connection with the cancellation of $360,000 of outstanding liabilities of mPhase, the value of which was based upon the price of the Company’s common stock on the effective date of the settlement. No gain or loss was recognized in connection with conversions by Janifast Ltd. for the fiscal year ended June 30, 2003. During the years ended June 30, 2001, 2002 and 2003 and the period from inception (October 2, 1996) to June 30, 2003, $8,932,378, $1,759,308 and $10,691,686 respectively, of invoices for products and services have been charged to inventory or expenses-other liabilities — related parties as long term liabilities as set forth in our consolidated balance sheets in Form 10-K and as of June 30, 2003 no amounts remain payable to Janifast Ltd. Additionally, at June 30, 2003, approximately $1,435,000 of undelivered purchase orders remain outstanding with Janifast Ltd.

In July 2000, mPhase added a member to the Board of Directors who is employed by an investment-banking firm that has assisted and is expected to continue to assist the Company in raising capital through private financing. During the year ended June 30, 2001, the company issued 140,350 shares of common stock for investment banking services rendered during the period and recorded an additional $69,000 of fees which is included in accrued expenses at June 30, 2001.

A member of mPhase’s Board of Directors is employed by Lintel, Inc, the parent corporation of Hart Telephone. The Company has installed its prototype product and commenced beta testing at Hart Telephone. In addition, the Company has entered into a supply agreement with Hart Telephone upon the commencement of commercial production of the Traverser™. As consideration for the execution of the agreement with Hart Telephone, in May 2000, mPhase issued Hart Telephone 125,000 options each to purchase one share of common stock at an exercise price of $1.00 (valued at $1,010,375), which is included in research and development expenses in the accompanying statement of operations as of June 30, 2000.

Effective June 30, 2001 the Company converted $2,420,039 of liabilities due to directors and related parties into 4,840,077 shares of the Company’s common stock pursuant to debt conversion agreements.

During the year ended June 30, 2002, certain officers, directors and related parties were issued 8,150,000 shares of mPhase common stock and 3,400,000 warrants in consideration of the investment of $1,000,000 cash and the conversion of $1,460,000 accounts payable.

Effective March 31, 2002, the Company converted $420,872 of liabilities due to Piper Rudnick LLP, outside legal counsel to mPhase into a warrant to purchase up to a total of 1,683,490 shares of the Company’s common stock which pursuant to EITF 96-18, has an approximate value of $.30 per share; and a warrant to purchase 550,000 shares of the Company’s common stock at an exercise price of $.30 per share pursuant to the terms of payment agreement. In addition, Piper agreed to accept a Promissory note for $420,872 of current payables at an interest rate of 8% with payments of $5,000 per month commencing June 1, 2002 and continuing through December 1, 2003, with a final payment of principal plus accrued interest due at maturity on December 31, 2003. As of August 11, 2003 the Company is $35,000 in arrears with respect to the $5,000 per month payment on the promissory note.

Our management is affiliated by employment at and/or ownership of a related group of companies, including Microphase Corporation, Complete Telecommunications, Inc. (which was dissolved subject to a settlement dated August 16, 1999), PacketPort, Inc. and PacketPort.com and Janifast Ltd., which may record material transactions with us. As a result of such affiliations, our management in the future may have conflicting interests with these affiliated companies.

Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli, our Chairman, Chief Executive Officer and Chief Operating Officer, respectively, are executive officers of Microphase and Ronald Durando and Gustave T. Dotoli are President and Vice-President of PacketPort.com., respectively. Necdet Ergul and Ronald Durando are shareholders of Microphase.

We reimburse Microphase $51,340 per month for research and development services and administrative expenses incurred for the use of Microphase’s office space, lab facilities and administrative staff.

Ronald A. Durando is the owner/sole shareholder of Nutley Securities, Inc., a former registered broker-dealer, which is not a private investment company under the Investment Advisors Act of 1940.

One of our former directors, J. Lee Barton is Chairman of the Board of Lintel, Inc. Lintel, the parent corporation of Hart Telephone Company, our beta customer located in Hartwell, Georgia, where we installed our prototype product and commenced beta testing. In December 1998, we issued 3,115,000 shares in a private placement to J. Lee Barton, several members of his family, Lintel, several employees of Lintel and two employees of Microphase for a purchase price of approximately $1.03 per share, or an aggregate purchase price of $3,197,416. Mr. Barton has received a $285,000 bonus, a stock award of 140,000 shares and options to purchase 295,000 shares, which includes options to Hart Telephone. Michael McInerney, one of our directors, is the president of Lintel, Inc. Mr. McInerney has been awarded 5,000 shares and options to purchase 120,500 shares.

Janifast Ltd., a Hong Kong company, which has produced components for our prototype Traverser™ DVDDS product, and may produce such components for us in the future. Necdet F. Ergul, Ronald A. Durando and Gustave T. Dotoli are controlling shareholders of Janifast Ltd. with an aggregate ownership interest of greater than 75% of Janifast Ltd. Mr. Durando is Chairman of the Board of Directors and Mr. Ergul is a Director of Janifast.

On November 26, 1999, Mr. Durando acquired, via a 100% ownership of PacketPort, Inc., a controlling interest in Linkon Corporation, now known as PacketPort.com, Inc. On November 26, 1999, PacketPort, Inc., a company owned 100% by Mr. Durando, acquired controlling interest in Linkon Corp., which subsequently changed its name to PacketPort.com, Inc. In connection with this transaction, Mr. Durando transferred 350,000 shares of our common stock to PacketPort, Inc.

Abraham Biderman became a member of our Board in August 2000. Mr. Biderman is the Executive Vice President of Lipper & Company, L.P., which received a total of 265,125 shares of common stock for its services as a placement agent for our May 2000, September 2000 and January 2001 private placements. In July 2001 and November 2001 Lipper and Company received 138,000 shares and 300,000 shares in additional common stock in mPhase for services rendered to the Company as placement agent in a Private Placement and for general investment banking and financial advice services.

SHAREHOLDERS PROPOSALS FOR THE 2004 ANNUAL MEETING

Shareholders who may wish to present proposals for inclusion in our Proxy materials and for consideration at the 2004 Annual Meeting of Shareholders must submit such proposals in writing to our corporate Secretary in accordance with all applicable rules and regulations of the SEC for receipt by us no later than December 1, 2004. A signed Proxy shall confer discretionary authority upon us to vote on all shareholder proposals that are not received by us on or before December 1, 2004.

COST OF SOLICITATION

The accompanying Proxy is solicited by and on behalf of our Board of Directors. We will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees will not receive additional compensation for such solicitation. Brokerage firms, nominees, custodians and fiduciaries also will be requested to forward Proxy materials to beneficial owners of shares held of record by them. We may reimburse brokerage firms, nominees, custodians, fiduciaries and other record holders for their reasonable out of pocket expenses in forwarding Proxy materials to the beneficial owners and obtaining their proxies.

ADDITIONAL INFORMATION

A copy of our Form 10-K for the fiscal year ended June 30, 2003, is being provided to all shareholders with this Proxy Statement. In addition, Form 10-K with exhibits is available via the Internet at the website http://www.freeedgar.com.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the Proxy will act in respect thereof in accordance with their best judgment.

By Order of the Board of Directors

Gustave T. Dotoli
Corporate Secretary

Norwalk, Connecticut
November 9, 2003

PROXY	mPHASE TECHNOLOGIES, INC. ANNUAL MEETING OF SHAREHOLDERS DECEMBER 9, 10:00 A.M.

The undersigned hereby appoints Gustave T. Dotoli and Martin Smiley or either of them individually, with full power of substitution, to act as proxy and to represent the undersigned at the Annual Meeting of Shareholders and to vote all shares of mPhase Technologies, Inc., which the undersigned is entitled to vote and would possess if personally present at said meeting to be held at our offices at 587 Connecticut Avenue, Norwalk, CT 06854, on Tuesday, December 9, 2003 at 10:00 a.m. and at all postponements or adjournments upon the following matters:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2 LISTED ON THE REVERSE SIDE. PROXIES ARE ALSO GRANTED THE DISCRETION TO VOTE UPON ALL OTHER MATTERS THAT MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued, and to be signed on back)

Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS AT RIGHT.

1.	Election of Necdet F. Ergul, Ronald A. Durando, Gustave T. Dotoli, David Klimek, Michael McInerney, Anthony H. Guerino, Esq., and Abraham Biderman as Directors of the Board of Directors until the next annual meeting. FOR AGAINST ABSTAIN	2.	Approval of our independent accountants, Rosenberg Rich Baker Berman & Company for the fiscal year ended June 30, 2004. FOR AGAINST ABSTAIN Change of Address I plan to attend the meeting
I do not plan to attend the meeting

SIGNATURE:

PRINT NAME:

SIGNATURE:

Joint Account

PRINT NAME:

Joint Account

DATE:

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such.